Exhibit 10.1

OPTION AGREEMENT

(Non-Qualified Stock Option)

(2019)

This Option Agreement is made as of the __ day of March, 2019 between Myers Industries, Inc., an Ohio corporation (hereinafter called the “Company”), and an employee of the Company or one or more of its Subsidiaries (hereinafter called the “Employee”).

WHEREAS, the Company has heretofore adopted the 2017 Incentive Stock Plan of Myers Industries, Inc., as amended and restated (the “Plan”); and

WHEREAS, it is a requirement of the Plan that an Option Agreement be executed to evidence the Non-Qualified Stock Option granted to the Employee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

1.Grant of Option.  The Company hereby grants to the Employee the right and option (hereinafter called the “Option”) to purchase all or any part of an aggregate of ________ shares of the common stock, no par value, of the Company (“Shares”) (such number being subject to adjustment as set forth herein and in the Plan) on the terms and conditions set forth herein and in the Plan.

2.Type of Option.  The Option granted under this Option Agreement is a non-qualified stock option and shall not be treated by the Company or the Employee as an incentive stock option for federal income tax purposes.

3.Option Price.  The option price of the Shares covered by the Option is $______ per Share.

4.Term of Option.  The term of the Option shall be for a period of ten (10) years from the date hereof, subject to earlier termination as provided in the Plan or this Agreement.

5.Exercise of Option.

(a)Prior to its expiration or termination, and except as hereinafter provided, the Employee’s right to exercise the Option shall vest, and the Employee may exercise the Option, as follows:

(i)At any time after the first anniversary of the date of this Option Agreement, the Option may be exercised as to not more than one third (1/3) of Shares originally subject to this Option;

(ii)At any time after the second anniversary of the date of this Option Agreement, the Option may be exercised as to not more than an aggregate of two thirds (2/3) of the Shares originally subject to this Option; and

(iii)At any time after the third anniversary of the date of this Option Agreement, the Option may be exercised as to all or any part of the Shares originally subject to this Option.

(iv)Notwithstanding anything to the contrary herein, if the Employee’s employment with the Company and its Subsidiaries is terminated by reason of the Employee’s death, Disability or retirement on or after the Employee’s sixty-fifth birthday, the Option shall become exercisable in full as of the date of such termination.

(v)Notwithstanding anything to the contrary herein, if (x)  the Employee’s employment with the Company and its Subsidiaries is completely terminated by the Company for any reason other than Cause or by the Employee for Good Reason, in either case, following a Change in Control, the Option shall become exercisable in full immediately prior to such termination of employment or (y) the Option is terminated in connection with a Change in Control and not assumed or replaced with a substituted option or other right having a substantially equivalent value and substantially equivalent or better terms and conditions, then the Option shall become exercisable in full prior to such termination as provided in the Plan.

(b)In order to exercise the Option, the person or persons entitled to exercise it shall deliver to the Company written notice of the number of full Shares with respect to which the Option is to be exercised.  Such notice shall be delivered to the Company’s Chief Financial Officer or such other person as the Committee may designate.  Unless (i) the Company, in its discretion, establishes “cashless exercise” procedures pursuant to Section 13.2 of the Plan, and (ii) the Committee, in its discretion, permits the person or persons entitled to exercise the Option to utilize such “cashless exercise” procedures, the notice shall be accompanied by payment in full for any Shares being purchased, which payment shall be in cash, in Shares that have been held free and clear of all liens and encumbrances for at least six (6) months valued at their Fair Market Value on the date of exercise, or by a combination of cash and Shares.

(c)No Shares shall be issued until full payment therefor has been made, and the Employee shall have none of the rights of a shareholder in respect of such Shares until full payment therefor has been made.

6.Nontransferability.  The Option shall not be transferable, other than:  (a) by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the holder of the Option, only by him, or in the event of death, his Successor, or in the event of disability, his personal representative, or (b) pursuant to a qualified domestic relations order, as defined in the Code or ERISA or the rules thereunder.

7.Termination of Employment.  In the event of the complete termination of the Employee’s employment with the Company and its Subsidiaries for any reason other than cause, death, Disability or retirement on or after the Employee’s sixty-fifth (65th) birthday (the date of such termination of employment, the “Termination Date”), then (a) the Option may be exercised by the Employee (to the extent that he shall have been entitled to do so as of the Termination Date) at any time within three (3) months after the Termination Date, but not beyond the original term thereof, (b) the portion of the Option that has not vested (i.e., that is not then exercisable, taking into account Section 5.1(a)(v)) as of the Termination Date shall automatically terminate as of the Termination Date, and (c) the vested portion of the Option shall automatically terminate upon the expiration of the three (3) month period described above to the extent not theretofore exercised.  So long as the Employee shall continue to be an employee of the Company or one or more of its Subsidiaries, the Option shall not be affected by any change of duties or position.  Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate his employment at any time.  Anything contained herein to the contrary notwithstanding, in the event of the complete termination of the Employee’s employment with the Company and its Subsidiaries for cause, the Option, to the extent not theretofore exercised, shall automatically terminate as of the date of the Employee’s complete termination of employment with the Company and its Subsidiaries for cause.

8.Death or Disability of Employee.  If the Employee shall die while he shall be employed by the Company or one or more of its Subsidiaries, or within the period described in Section 7(a) above after the complete termination of his employment with the Company and its Subsidiaries other than for Cause if by the Company, or if the employment of the Employee shall terminate on account of his Disability, then (a) the Option may be exercised by the Employee’s Successor or personal representative, as the case may be, at any time within one (1) year after the date of the Employee’s death or Disability, but not beyond the term of the Option, and (b) the  Option shall automatically terminate upon the expiration of the one (1) year period described above to the extent not theretofore exercised.  For purposes of this Option Agreement, “Disability” shall mean permanent and total disability within the meaning of Section 22(e)(3) of the Code.

9.Retirement of Employee.  If the employment of the Employee with the Company and its Subsidiaries shall terminate as a result of his retirement on or after his sixty-fifth (65th) birthday, then the Option may be exercised in full  by the Employee (or in the event of the Employee’s subsequent death, the Employee’s Successor) at any time during the remaining term of the Option.

10.Taxes.  The Company shall have the right to require a person entitled to receive Shares pursuant to the exercise of the Option to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Shares before the certificate for such Shares is delivered pursuant to the Option.  Furthermore, the Company may elect to deduct such taxes from any amounts then payable in cash or in shares or from any other amounts payable any time thereafter to the Employee.

11.Adjustments Upon Changes in Capitalization.  In the event of changes in all of the outstanding Shares by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, liquidations, or similar events, or in the event of extraordinary cash or non-cash dividends being declared with respect to the Shares, or similar transactions or events, the number and class of Shares subject to the Option hereby granted, the option price and all of the other applicable provisions thereof shall, subject to the provisions of the Plan, be correspondingly equitably adjusted by the Committee (which adjustment may, but need not, include payment to the holder of the Option, in cash or in shares, in an amount equal to the difference between the option price and the then current Fair Market Value of the Shares subject to the Option as equitably determined by the Committee) in order to prevent the diminution or enlargement of the benefits under this Option, as the Committee shall decide in its sole discretion.  Any such adjustment may provide for the elimination of any fractional share which might otherwise be subject to the Option.

12.Delivery of Shares on Exercise.  Delivery of certificates for Shares pursuant to the exercise of the Option may be postponed by the Company for such period as may be required for it, with reasonable diligence, to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, distribution or delivery of such Shares.  The Committee may, in its sole discretion, require the holder of the Option to furnish the Company with appropriate representations and a written investment letter prior to the exercise of the Option or the delivery of any Shares pursuant to the Option.

13.Acknowledgment.  The Employee acknowledges that none of the Company, the Board, the Committee or any of the Company’s affiliates, officers, employees, agents or representatives has provided or is providing the undersigned with tax advice regarding the receipt of the Option or the exercise of the Option for Shares, and the Company has urged the Employee to consult the Employee’s own tax advisor with respect to the income taxation consequences of receiving, holding and disposing of the Option or any Shares acquired upon exercise of the Option.

14.Cause and Good Reason.  Unless otherwise defined in a written agreement between the Employee and the Company, for purposes of this Agreement the terms “Cause” and “Good Reason” shall have the following meanings:

(a)“Cause” means:

(i)The commission by the Employee (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

(ii)the repeated failure of the Employee to follow the reasonable directives of the Employee’s superiors after having been given written notice thereof; or

(iii)commission by the Employee of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

(b)“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Employee:

(i)a material diminution in the Employee’s annual base salary;

(ii)a material diminution in the Employee’s duties and responsibilities; or

(iii)a material change in the geographic location at which the Employee must perform his Duties.

In order for a condition to constitute a Good Reason, the Employee must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Employee actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition.  Furthermore, to constitute a Good Reason, the Employee must voluntarily terminate employment with the Company within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Employee actually becoming aware of such condition.  The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a Change in Control.

15.Incorporation of Provisions of the Plan.  All of the provisions of the Plan, pursuant to which this Option is granted, are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Option Agreement and the terms contained in the Plan, the Plan shall control.  To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.

16.Invalidity of Provisions.  The invalidity or unenforceability of any provision of this Option Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, or any securities exchange shall not affect the validity or enforceability of the remainder of this Option Agreement.

17.Waiver and Modification.  The provisions of this Option Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

18.Interpretation.  All decisions or interpretations made by the Committee, in its reasonable discretion, with regard to any question arising under the Plan or this Option Agreement as provided by Section 4 of the Plan, shall be binding and conclusive on the Company and the Employee.

19.Multiple Counterparts.  This Option Agreement may be signed in multiple counterparts, all of which when taken together shall constitute an original agreement.  The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

20.Governing Law.  This Option Agreement shall be governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its duly authorized officer, and the Employee has hereunto set his hand, all as of the day and year first above written.

MYERS INDUSTRIES, INC.

By:	R. David Banyard
Its:	President & Chief Executive Officer

Employee

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